Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated February 5, 2015 to Prospectus Dated November 28, 2012

Registration Statement No. 333-185166

COSTCO WHOLESALE CORPORATION

PRICING TERM SHEET

February 5, 2015

	5-Year Tranche (the “2020 Notes”)	7-Year Tranche (the “2022 Notes”)
Issuer:	Costco Wholesale Corporation	Costco Wholesale Corporation

Aggregate Principal Amount:	$500,000,000	$500,000,000

Trade Date:	February 5, 2015	February 5, 2015

Settlement Date:	February 17, 2015 (T+7)	February 17, 2015 (T+7)

Maturity Date:	February 15, 2020	February 15, 2022

Interest Payment Dates:	February 15 and August 15, beginning August 15, 2015	February 15 and August 15, beginning August 15, 2015

Coupon (Interest Rate):	1.750%	2.250%

Price to Public:	99.895%	99.704%

Net Proceeds to Issuer (before expenses):	$497,725,000	$496,520,000

Benchmark Treasury:	1.250% U.S. Treasury due January 31, 2020	1.500% U.S. Treasury due January 31, 2022

Benchmark Treasury Price / Yield:	99-24 / 1.302%	99-5+ / 1.626%

Spread to Benchmark Treasury:	U.S. Treasury + 47 bps	U.S. Treasury + 67 bps

Yield to Maturity:	1.772%	2.296%

Optional Redemption:	Callable at any time at a make-whole price of comparable maturity U.S. Treasury + 10 bps	Callable at any time at a make-whole price of comparable maturity U.S. Treasury + 12.5 bps

CUSIP / ISIN:	22160K AG0 / US22160KAG04	22160K AH8 / US22160KAH86

Joint Book-Running Managers:	J.P. Morgan Securities LLC Guggenheim Securities, LLC Wells Fargo Securities, LLC U.S. Bancorp Investments, Inc.

The Issuer has filed a registration statement including a prospectus and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling J.P. Morgan Securities LLC at 1-212-834-4533, Guggenheim Securities, LLC at 1-212-739-0700, Wells Fargo Securities, LLC at 1-800-645-3751 and U.S. Bancorp Investments, Inc. at 1-877-558-2607.

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